Insurance & Retail: Healthcare’s Odd Couple Theresa Safe, Chief of Staff January 27th, 2021 Exhibit 99.1

Clover Believes in Accessible and Affordable Healthcare for Everyone

A cap on costs + $0/low premiums and copays → Members can see their personal doctor and specialists as often as they need for just a few dollars per visit. Broad and open networks → Members can see any doctor participating in Medicare who is willing to accept them. More PCP visits → More efficient cost of care. Clover lowers barriers to care.

How should we access healthcare? High cost care for specialized needs Low cost care for basic needs

But that’s not the reality of our healthcare system.

By partnering with retailers like Walmart, we can further lower the barrier for receiving basic health services such as BMI and BP assessment, Colorectal Cancer Screening and Flu vaccinations.

So, why retail? 90% of Americans live within 10 miles of a Walmart and more than 95% of Americans have shopped in a Walmart within the past year 95% of Americans live within 10 miles of a Walgreens 80% of Americans live within 10 miles of a CVS Convenience!

Care Gap Closure with a National Retailer (in Beta) Hypothesis: Making basic care services available at convenient retail locations will positively influence members to receive these services and ultimately improve health outcomes Since Fall Beta Launch: 553 Care Gaps closed across BMI Assessment, BP Assessment, Flu Immunization, Colorectal Cancer Screening and Health Risk Assessments

Everybody Wins! Good for Members Good for Payors Good for Retail Partners Convenient, low cost access to basic health services Additional channel for care gap closure Direct participation in the value chain

The Clover Assistant gives providers a holistic view of a patient’s health. Providing services to the member wherever is most convenient is good for care gap closure, but it risks the loss of a holistic view of a patient’s care plan and needs. That’s where the Clover Assistant comes in.

The Odd Couple: Retailer & Payor.

Questions?

Thank you.